   As filed with the Securities and Exchange Commission on January 22, 2002.
                                            Registration No. 333-_______________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    THQ INC.
             (Exact name of Registrant as specified in its Charter)

           Delaware                                    13-3541686
 (State or other Jurisdiction                       (I.R.S.  Employer
of Incorporation or Organization)                Identification Number)

                          27001 Agoura Road, Suite 325
                        Calabasas Hills, California 91301
                                 (818) 871-5000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                                BRIAN J. FARRELL
                      President and Chief Executive Officer
                                    THQ Inc.
                          27001 Agoura Road, Suite 325
                        Calabasas Hills, California 91301
                                 (818) 871-5000
       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 with a copy to:
                           CATHERINE E. ALBRIGHT, ESQ.
                         Sidley Austin Brown & Wood LLP
                        555 West Fifth Street, 40th Floor
                          Los Angeles, California 90013

        Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

        IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. [X]

        IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO SECTION 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

        IF DELIVERY OF THIS PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF SHARES          AMOUNT TO BE       AGGREGATE PRICE     AGGREGATE OFFERING        AMOUNT OF
    TO BE REGISTERED          REGISTERED          PER UNIT(1)            PRICE(1)        REGISTRATION FEE(1)
=============================================================================================================
Common Stock, par value
$.01 per share(2).......        858,203              $43.25             $37,117,280            $3,415
=============================================================================================================

1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and was based on the average of the high and low prices of the Common Stock on the NASDAQ National Market on January 16, 2002 as reported by the National Association of Securities Dealers Automated Quotation System.

(2) Each share of common stock includes rights to purchase Series A Junior Participating Preferred Stock pursuant to a rights agreement between the Company and Computershare Investor Services, LLC, as Rights Agent.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                       PRELIMINARY, SUBJECT TO COMPLETION
                             DATED JANUARY 22, 2002

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                    THQ INC.
                          27001 Agoura Road, Suite 325
                        Calabasas Hills, California 91301
                                 (818) 571-5000

                         858,203 SHARES OF COMMON STOCK

        This prospectus relates to the resale, from time to time, by the selling shareholders named in this prospectus of up to 858,203 shares of our common stock. We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus. The price to the public for the shares and the proceeds to the selling shareholders will depend upon the market price of such securities when sold. Our common stock is listed on The Nasdaq National Market under the symbol "THQI."

        SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY YOU BEFORE YOU INVEST IN OUR COMMON STOCK.

                          ---------------------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated January [ ], 2002.

                                TABLE OF CONTENTS


                                                                                            PAGE
                                                                                            ----
WHERE YOU CAN FIND MORE INFORMATION......................................................... 2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS................................... 3
RISK FACTORS................................................................................ 3
THE COMPANY.................................................................................12
USE OF PROCEEDS.............................................................................12
SELLING SHAREHOLDERS........................................................................12
PLAN OF DISTRIBUTION........................................................................13
LEGAL PROCEEDINGS...........................................................................14
LEGAL MATTERS...............................................................................15
EXPERTS ....................................................................................15

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

        The SEC allows us to "incorporate by reference" the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The documents incorporated by reference contain important business and financial information about us that is not included in this prospectus. Information that we file with the SEC after the date of the initial registration statement and prior to effectiveness of the registration statement as well as after the date of this prospectus will automatically update and supersede that information. Accordingly, we incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

- Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

-       Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

-       Current Reports on Form 8-K dated November 21, 2001 and January 7, 2002;

- The description of our common stock contained in our Registration Statement on Form 8-A/A, filed on August 28, 2001, including any amendment or report filed for the purpose of updating such Registration Statement; and

- The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A/A, filed on August 28, 2001, including any amendment or report filed for the purpose of updating such Registration Statement.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

      THQ Inc.
      27001 Agoura Road, Suite 325
      Calabasas Hills, California  91301
      Attention:Senior Vice President -
                Finance and Administration
      (818) 871-5000

        You should rely only on the information provided or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Our filings with the SEC, our press releases and our other public statements may include, or may incorporate by reference, certain statements that may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements appear in a number of places in our filings with the Securities and Exchange Commission, our press releases and our other public statements. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for our products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing and difficulties encountered in the integration of acquired businesses. In addition, such statements could be affected by growth rates and market conditions relating to the interactive software industry and general domestic and international economic conditions. Those risks and uncertainties include those "Risk Factors" listed below.

        We make no promise to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical results or those implied by the forward-looking statements.

                                  RISK FACTORS

        You should carefully consider the following risk factors before deciding to acquire shares of our common stock:

WE MUST CONTINUE TO DEVELOP AND SELL NEW TITLES IN ORDER TO REMAIN PROFITABLE.

        Our historical profitability has directly resulted from our ability to timely develop and sell successful new titles for use on various platforms. We may not be able to develop and secure the rights to new titles at a rate that will maintain our current development and release schedule or release new titles by the dates we have scheduled. If the revenues from our new titles fail to replace declining revenues from existing titles, our revenues and profits would be materially and adversely affected.

        Consumer preferences for games are difficult to predict, and even the most successful titles remain popular for only limited periods of time, often less than six months. The life cycle of a game generally consists of a relatively high level of sales during the first few months after introduction, followed by a decline in sales. Accordingly, substantially all of our net sales for a particular year are generated by titles released in that year and in the latter part of the prior year. In some instances, a sales decline may also be accompanied by decreasing sales prices, which may result in credits or allowances to our customers.

        In addition, the development cycle for new titles is long, typically ranging from nine to twenty-four months. In order to distribute a product, we must develop the necessary game software, obtain approval from the platform manufacturer and licensor, if required, and produce the initial order of cartridges, DVD-ROMs or CD-ROMs. During the development cycle, the market appeal of a title may decline.

OUR INABILITY TO IDENTIFY, LICENSE AND RENEW PROPERTIES UPON WHICH OUR PRODUCTS ARE BASED, OR A SUDDEN DECREASE IN POPULARITY OF THE PROPERTIES WE LICENSE, COULD HARM US.

        The development of most of our new games is dependent upon our ability to identify and license desirable properties. Examples of properties that we seek to license are entertainment projects, such as movies, television programs and arcade games, sports and entertainment personalities, and popular sports, fads or concepts that have high public visibility or recognition or that reflect the trends of popular culture. The inability to renew successful licenses, the sudden decrease in popularity of the underlying properties of our licenses, or changes in property content of our licenses could limit our economic success.

        We have developed and are developing a limited number of internal brands, titles for which no license is required. The success of internal brands relies heavily on substantial marketing, innovative technology and original ideas. These titles can be expensive to develop and market. Further, it is difficult to determine what level of consumer acceptance will be achieved, as opposed to licensed titles, which generally have a built-in consumer base and licensor support.

WE RELY ON A RELATIVELY SMALL NUMBER OF BRANDS FOR A SIGNIFICANT PORTION OF OUR NET SALES.

        A small number of our products make up a substantial portion of our net sales. For the nine months ended September 30, 2001, sales of titles for our three top selling brands, Red Faction, World Wrestling Federation and Championship MotoCross/MX featuring Ricky Carmichael were 16.0%, 9.5% and 8.9% of net sales, respectively and for the year ended December 31, 2000, sales of our titles for our three top selling brands, World Wrestling Federation, Rugrats and Power Rangers were 52.8%, 13.5% and 5.4% of net sales, respectively. A limited number of brands may continue to produce a disproportionately large amount of our net sales. Due to this dependence on a limited number of brands, the failure of one or more products based on these brands to achieve anticipated results may significantly harm our business and financial results.

WE RELY ON EXTERNAL DEVELOPERS FOR THE DEVELOPMENT OF MANY OF OUR TITLES.

        Many of our titles are developed by external developers. We have no control over the business, finances and operational practices of these external developers. A delay or failure to complete the work performed by external developers may result in delays in, or cancellations of, product releases. The future success of many of our titles will depend on our continued ability to maintain relationships and obtain developer agreements on favorable terms with skilled external developers. We cannot guarantee that we will be able to establish or maintain such relationships with external developers and failure to do so could result in a material adverse effect on our business and financial results.

UNEXPECTED DECLINES IN THE POPULARITY OF PLATFORMS COULD HAVE A NEGATIVE EFFECT ON CONSUMER DEMAND FOR TITLES, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

        The interactive entertainment software industry has experienced periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. Our sales are dependent, among other factors, on the popularity and unit sales of the game platforms of the various manufacturers. The popularity of the game platforms marketed by the manufacturers has experienced wide fluctuations. We must continually anticipate and adapt our offerings to emerging platforms and evolving consumer preferences. Unexpected declines in the popularity of a particular platform can be expected to have a material adverse effect on consumer demand for titles released or scheduled for release for that platform.

RISKS ASSOCIATED WITH THE INTRODUCTION OF NEW PLATFORMS SUCH AS NINTENDO GAMECUBE AND MICROSOFT XBOX COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

        Nintendo released GameCube on November 18, 2001 and Microsoft released Xbox on November 15, 2001. We have no control over the release dates of new platforms or the number of units that will be shipped upon such release. As a result, it is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding platforms. The new platforms for which we develop titles also may not achieve widespread market acceptance, resulting in harm to our business and financial results. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is more difficult than in more stable product markets.

        The development of titles for new platforms requires substantial investment. Generally, these development efforts must occur well in advance of the release of new platforms in order to introduce titles on a timely basis following the release of such platforms. We anticipate that it will be more costly to develop titles for the new platforms. Our development efforts with respect to such new platforms may not lead to marketable titles or titles that generate sufficient revenues to recover their development and marketing costs, especially if a new platform does not reach an expected level of acceptance. This risk can be expected to increase in the future, as continuing increases in development costs require corresponding increases in net sales in order for us to maintain profitability.

        The introduction of new platforms and technologies can render existing titles obsolete and unmarketable. More commonly, as more advanced platforms are introduced, consumer demand for titles for older platforms diminishes. As a result of such reduced consumer demand for titles on older platforms, our titles for such platforms may not generate sufficient sales to make such titles profitable.

DEVELOPMENT AND DISTRIBUTION OF ON-LINE AND WIRELESS GAMES IS SUBJECT TO DIFFERENT RISKS AND MAY ADVERSELY IMPACT OUR EXISTING PRODUCTS.

        A number of our competitors have developed or are currently developing games for use by consumers over the Internet. We released our first on-line game, WWF With Authority!, in the second quarter of 2001 and our second on-line game, Sky Sports Football Manager, in the fourth quarter of 2001 for the United Kingdom market through our joint venture, Network Interactive Sports, with Hot Gen Studios. We cannot be assured that our approach to on-line games will meet with customer acceptance. While we believe that the market for these games has not had a material effect on the sales of our products, future increases in the availability of such games or technological advances in these games or the Internet could result in a decline in platform-based games and thus have a material adverse effect on us.

        We recently announced a new division, THQ Wireless, for the development of games on mobile platforms, including cellular telephones and mobile handheld devices. We released our first two wireless games, WWF Mobile Madness and Intellivision Astrosmash!, in the fourth quarter of 2001. Because we are less experienced in developing games for these devices and such platforms present additional and different risks than those related to traditional console games, we cannot predict with any degree of certainty the financial impact that our approach to wireless games will have.

CUSTOMER ACCOMMODATIONS OR UNSALEABLE INVENTORY COULD ADVERSELY AFFECT OUR EARNINGS.

        We sometimes negotiate accommodations to retailers or distributors when demand for specific games falls below expectations, in order to maintain our relationships with our customers. These accommodations include our not requiring that all booked orders be filled. We also negotiate price discounts, credits against future orders and the return of products with our customers.

        Although we believe that the reserves that we have established for customer accommodations are adequate, there is the possibility that actual customer accommodations could exceed our reserves. The effect of this would be a reduction in our earnings. We cannot predict the amount or nature of accommodations that will be provided to our customers in future periods.

        We write down slow-moving or obsolete inventory to net realizable value. An unsuccessful title requires that we write down the inventory for that title to its estimated net realizable value. We work to minimize this risk by communicating frequently with our customers and by attempting to accurately forecast retailer and consumer demand for each of our titles.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001, 77% OF OUR GROSS SALES IN THE UNITED STATES WERE MADE TO OUR 10 LARGEST CUSTOMERS. WE COULD BE ADVERSELY AFFECTED IF ANY OF THEM REDUCED OR TERMINATED THEIR PURCHASES FROM US.

        Sales to our 10 largest customers collectively accounted for approximately 77% of our gross sales in the United States for the nine months ended September 30, 2001 and 82% of our gross sales in the United States for the year ended December 31, 2000. Our largest single customer in both periods was Wal-Mart. Wal-Mart accounted for 20% of our gross domestic sales for the nine months ended September 30, 2001 and 23% of our gross domestic sales for the year ended December 31, 2000.

        We have no written agreements or other understandings with any of our customers that relate to future purchases, so purchases by these customers or any others could be reduced or terminated at any time. A substantial reduction or a termination of purchases by any of our largest customers would have a material adverse effect on us.

A BUSINESS FAILURE BY ANY OF OUR LARGEST CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

        Our sales are typically made on credit, with terms that vary depending upon the customer and other factors. Normally we do not hold any collateral to secure payment by our customers, and currently we do not factor any of our receivables. While we attempt to carefully monitor the creditworthiness of our customers and distributors, we bear the risk of their inability to pay our receivables and of any delay in payment. A business failure by any of our largest customers would have a material adverse effect on us. Kmart filed for bankruptcy protection as of January 22, 2002. If Kmart is unable to fully pay our receivables or, because Kmart is one of our largest customers, if it is no longer able to do business with us, we could be materially adversely affected.

BECAUSE WE CANNOT PUBLISH OR MANUFACTURE TITLES WITHOUT PLATFORM MANUFACTURERS' APPROVAL, OUR ABILITY TO CONTINUE TO DEVELOP AND MARKET SUCCESSFUL CONSOLE TITLES IS DEPENDENT ON THE MANUFACTURERS CONTINUING TO DO BUSINESS WITH US.

        We are dependent on the platform manufacturers and our non-exclusive licenses with them, both for the right to publish titles for their platforms and for the manufacture of our products for their platforms. Our existing platform licenses for Sony PlayStation 2 and PlayStation, Nintendo Game Boy Advance and Game Boy Color, Microsoft Xbox, and our pending license for Nintendo GameCube, require that we obtain approval for the publication of new games on a title-by-title basis. As a result, the number of titles we are able to publish for these platforms, and our revenues from titles for these platforms, may be limited. Should any manufacturer choose not to renew or extend our license agreement at the end of its current term, or if any manufacturer were to terminate our license for any reason, we would be unable to publish additional titles for that manufacturer's platform.

        Each of the manufacturers is the sole source for the fabrication of the products we publish for that manufacturer's platforms. Each platform license provides that the manufacturer may change prices for products at any time and includes other provisions that give the manufacturer substantial control over our release of new titles. Since each of the manufacturers is also a publisher of games for its own platforms, and also manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of other publishers in the event of insufficient manufacturing capacity. Unanticipated delays in the delivery of products could also negatively affect our operating results.

IF WE NEEDED TO WRITE DOWN PREPAID ROYALTIES OR CAPITALIZED DEVELOPMENT COSTS BELOW THE CURRENT RECORDED VALUE, OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.

        We typically enter into agreements with licensors of properties and developers of titles that require advance payments of royalties and/or guaranteed minimum royalty payments. Sales of products for which such royalties are paid or guaranteed payments are made may not be sufficient to cover the amount of these required payments. In addition, we capitalize our advances to developers on our balance sheet as a part of "prepaid royalties." When, in management's opinion, future revenues will not be sufficient to recover previously capitalized costs, we expense these items in the current period. If we needed to write down prepaid royalties or capitalized development costs below the current recorded value, our results of operations could be adversely affected.

INCREASED FOREIGN OPERATIONS SUBJECT US TO DIFFERENT BUSINESS, POLITICAL AND ECONOMIC RISKS.

        Foreign sales are subject to inherent risks, including different consumer preferences, higher distribution and operating expenses, unexpected changes in regulatory requirements, tariffs and other barriers, difficulties in staffing and managing foreign operations, and possible difficulties collecting foreign accounts receivable. These factors or others could have an adverse effect on our future foreign sales or the profits generated from these sales.

        Sales generated by our European and Australian offices will generally be denominated in the currency denomination of the country in which the sales are made or, if made in Europe, European Currency Units ("Euros"). To the extent our foreign sales are not denominated in U.S. dollars, our sales and profits could be materially and adversely affected by foreign currency fluctuations.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

        We have experienced, and may continue to experience, significant quarterly fluctuations in net sales and operating results. The interactive software entertainment market is highly seasonal, with sales typically significantly higher during the fourth quarter, due primarily to the increased demand for games during the year-end holiday buying season. Other factors that cause fluctuations include:

        -       the timing of our release of new titles;

        - the popularity of both new titles and titles released in prior periods;

        -       changes in the mix of titles with varying profit margins;

        -       the timing of customer orders;

        -       the timing of shipments by the manufacturers;

        -       the competition in the industry for retail shelf space;

        - fluctuations in the size and rate of growth of consumer demand for titles for different platforms; and

        - the timing of the introduction of new platforms and the accuracy of retailers' forecasts of consumer demand.

        We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. We may not be able to maintain consistent profitability on a quarterly or annual basis. It is likely that in some future quarter, our operating results may be below the results of public market analysts and investors and as a result of the factors described above and others described throughout this "Risk Factors" section, the price of our common stock may fall or significantly fluctuate.

COMPETITION FOR QUALIFIED PERSONNEL IS INTENSE IN THE INTERACTIVE ENTERTAINMENT SOFTWARE INDUSTRY AND FAILURE TO HIRE AND RETAIN QUALIFIED PERSONNEL COULD SERIOUSLY HARM OUR BUSINESS.

        We rely to a substantial extent on the management, marketing, sales, technical and software development skills of a limited number of employees to formulate and implement our business plan, including the development of our titles and brands. Our success depends to a significant extent upon our ability to attract and retain key personnel. Competition for employees can be intense and the process of locating key personnel with the right combination of skills is often lengthy. The loss of services of key personnel could have a material adverse effect on us.

FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY COULD CAUSE US TO LOSE COMPETITIVE ADVANTAGE AND ANY INTELLECTUAL PROPERTY LITIGATION COULD BE TIME CONSUMING AND EXPENSIVE TO PROSECUTE AND DEFEND.

        Unauthorized production occurs in the computer software industry generally, and were a significant amount of unauthorized production of our DVD-ROM or CD-ROM products to occur, we could be materially and adversely affected. We hold copyrights on the products, manuals, advertising and other materials owned by us and we maintain trademark rights in the THQ name, THQ studios, names of certain products and their respective logos owned by us. We regard our titles, including the underlying software, as proprietary and rely on a combination of trademark, copyright and trade secret laws in the United States and under international law, employee and third-party nondisclosure and confidentiality agreements, among other methods to protect our rights. We include with our products a "shrink-wrap" or "click-wrap" license agreement or limitations on use of the software. It is uncertain to what extent these agreements and limitations are enforceable, especially in foreign countries. Third parties may infringe our rights and it is possible that third parties may assert infringement claims against us. From time to time we receive communications regarding such claims and we investigate each claim individually. Prosecuting or defending valid claims could be costly and could result in a diversion of management's attention. Further, adverse determinations in any claims or litigation could also have a material adverse effect on our business, operating results and financial condition.

DEFECTS IN OUR GAME SOFTWARE COULD HARM OUR REPUTATION OR DECREASE THE MARKET ACCEPTANCE OF OUR PRODUCTS.

        Our game software may contain defects. In addition, we may not discover software defects until after our products are in use by retail customers. Any defects in our software could damage our reputation, cause our customers to terminate relationships with us or to initiate product liability suits against us, divert our engineering resources, delay market acceptance of our products, increase our costs or cause our revenue to decline.

THE INTERACTIVE ENTERTAINMENT INDUSTRY IS CONSOLIDATING. IN MAKING ACQUISITIONS, WE FACE SIGNIFICANT COMPETITION FROM OTHER COMPANIES SOME OF WHICH HAVE GREATER FINANCIAL AND OTHER RESOURCES. WE ALSO FACE INTEGRATION CHALLENGES WITH THE COMPANIES THAT WE SUCCESSFULLY ACQUIRE.

        Consistent with our strategy to enhance our distribution and product development capabilities, we intend to continue to pursue acquisitions of companies, intellectual property rights and other assets that can be acquired on acceptable terms and which we believe can be operated or exploited profitably. As the interactive entertainment industry continues to consolidate, we face significant competition in making acquisitions, which may constrain our ability to complete suitable transactions. This is particularly of concern for us because many of our competitors for potential acquisitions have greater financial and other resources.

        Further, as we acquire other companies we are faced with additional challenges. The integration of newly acquired companies' operations with our existing operations takes management time and effort. Additionally, there is a risk of loss of key employees, customers and vendors of the recently acquired companies. Also, if we issue equity securities to pay for an acquisition, the ownership percentage of our existing stockholders would be reduced and the value of the shares held by our existing stockholders could be diluted. If we use cash to pay for an acquisition, the payment could significantly reduce the cash that would be available to fund our operations or to use for other purposes. Acquisition financing may not be available on favorable terms or at all. We may also be required to amortize significant amounts of identifiable intangible assets in connection with future acquisitions, which could adversely affect our reported earnings. Future acquisitions may also require us to assume contingent liabilities that could have a negative effect on our future results of operations.

COMPETITION IN THE INTERACTIVE ENTERTAINMENT SOFTWARE INDUSTRY MAY LEAD TO REDUCED SALES OF OUR PRODUCTS, REDUCED PROFITS AND REDUCED MARKET SHARE.

        The interactive entertainment software industry is intensely competitive. We compete, for both licenses to properties and the sale of games, with the platform manufacturers and other external developers. Each of the platform manufacturers has the additional advantage of being the largest developer and marketer of titles for its platforms. These companies may increase their own software development efforts. As a result of their commanding positions in the industry, the manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and retailer accommodations than do any of their licensees, including us.

        Some of our competitors have greater name recognition among consumers and licensors of properties, a broader product line, or greater financial, marketing and other resources than we do. Accordingly, these competitors may be able to market their products more effectively or make larger offers or guarantees in connection with the acquisition of licensed properties. We also believe that other technology and entertainment companies are increasing their focus on the interactive entertainment software market, which might result in greater competition for us. In addition, many of our competitors are developing on-line interactive games and interactive networks that will be competitive with our interactive products.

        As competition for popular properties increases, our cost of acquiring licenses for such properties may increase, resulting in reduced margins. In addition, as competition for retail shelf space becomes more intense, we may need to increase our marketing expenditures to maintain sales of our titles. Prolonged price competition, increased licensing costs or reduced profit margins would have a negative effect on our business and financial results.

THE DEVELOPMENT AND MARKETING OF PC TITLES DIFFER FROM CONSOLE TITLES AND ENTAIL ADDITIONAL RISKS.

        The development and marketing of PC games subject us to some different risks than those we encounter in connection with console games. These risks include the ability to accurately predict which titles have appeal to the purchasers of games for PCs, greater reliance on distributors in order to obtain retail distribution, and higher retailer returns experienced for PC games. We may not be able to successfully develop and market titles for the PC market.

RATING SYSTEMS AND FUTURE LEGISLATION MAY MAKE IT DIFFICULT TO SUCCESSFULLY MARKET AND SELL OUR PRODUCTS.

        Currently, the video game industry is self-regulated and rated by the Entertainment Software Rating Board. Our retail customers take the Entertainment Software Rating Board rating into consideration when deciding which of our products they will purchase. If the Entertainment Software Rating Board or a manufacturer determines that a product should have a rating directed to an older or more mature consumer, we may be less successful in our marketing and sales of a particular product.

        Recently, legislation has been introduced at the local, state and federal levels for the establishment of a government mandated rating and governing system in the United States and in foreign countries for the video game industry. Various foreign countries already allow government censorship of interactive entertainment products. We believe that if the video game industry were to become subject to a government rating system, our ability to successfully market and sell our products could be adversely affected.

NEGATIVE DEVELOPMENTS WITH RESPECT TO OUR CURRENT CLASS ACTION LAWSUIT COULD HARM US.

        We currently are a defendant in a class action lawsuit. This lawsuit could be expensive and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. The payment of a large amount to resolve the class action lawsuit, or other negative developments with respect to this litigation, could cause our stock price to decline significantly.

ANY SIGNIFICANT DOWNTURN IN GENERAL ECONOMIC CONDITIONS WHICH RESULTS IN A REDUCTION IN DISCRETIONARY SPENDING COULD REDUCE DEMAND FOR OUR PRODUCTS AND HARM OUR BUSINESS.

        Our product sales are affected by a retail customer's ability and desire to spend disposable income on the purchase of our game titles. Any significant downturn in general economic conditions which results in a reduction in discretionary spending could result in a reduction in demand for our products and could harm our business. Such industry downturns have been, and may continue to be, characterized by diminished product demand and subsequent erosion of average selling prices.

OUR BUSINESS AND FUTURE OPERATING RESULTS ARE SUBJECT TO A WIDE RANGE OF UNCERTAINTIES ARISING OUT OF THE RECENT TERRORIST ATTACKS.

        Our business and operating results are subject to uncertainties arising out of the recent terrorist attacks on the United States, including the potential worsening or extension of the current global economic slowdown and the economic consequences of military action or additional terrorist activities. Accordingly, while the recent terrorist attacks have not had a material impact on our financial position or results of operations to date, we cannot determine if the attacks or any events arising as a result of the attacks will have a material impact on our business in the future.

                                   THE COMPANY

        We are a leading global developer and publisher of interactive entertainment software for the major hardware platforms in the home video game market. We currently develop and publish titles for Sony PlayStation 2 and PlayStation; Nintendo GameCube, Game Boy Advance and Game Boy Color; Microsoft Xbox and personal computers ("PCs"). Our titles span most major interactive entertainment software genres including action, adventure, children's, driving, fighting, puzzle, role playing, simulation, sports and strategy.

        Our software is based on intellectual property licensed or assigned from third parties or created internally. We continually seek to identify and develop titles based on content from other entertainment media (such as movies and television programs), sports and entertainment personalities, popular sports and trends or concepts that have high public visibility or recognition or that reflect the trends of popular culture. Our portfolio of licensed brands includes the World Wrestling Federation, Rugrats, Scooby-Doo, Star Wars, Hot Wheels, Power Rangers, Disney's Atlantis and Disney/Pixar's Monsters, Inc.

        We also develop software based on brands created by our six internal development studios and by external developers under contract with us. Our original brands include Red Faction(TM), MX2002 featuring Ricky Carmichael, Summoner(TM), New Legends(TM) and Dark Summit(TM). Other than games that we release for PCs, all of our products are manufactured for us by the platform manufacturers or their authorized vendors.

        In North America, we market and distribute our software to customers including Wal-Mart, Toys "R" Us, Electronics Boutique, Target, Kmart, GameStop, Best Buy, Kay Bee Toys and other regional and national general merchandisers, discount store chains and specialty retailers. Outside North America, we market and distribute our software to retailers in 70 countries and territories through offices in the United Kingdom, France, Germany and Australia.

                                 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares offered pursuant to this prospectus. All of such proceeds will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

        The following table sets forth the selling shareholders' beneficial ownership of the shares offered pursuant to this prospectus and assumes that the selling shareholders will sell all of their shares offered under this prospectus. We are unable to determine the exact number of shares that will actually be sold. The number of shares of our common stock that each selling shareholder will own after the completion of the offering described in this prospectus constitutes less than one percent of the aggregate number of shares of common stock outstanding as of the date of this prospectus. The number of shares indicated as beneficially owned by each selling shareholder includes shares underlying options exercisable by such selling shareholder within 60 days of January 22, 2002.

                                     Shares Beneficially                               Shares
                                     Owned Prior to the         Shares Being     Beneficially Owned
Name of Selling Shareholder               Offering                Offered        After the Offering
---------------------------          -------------------        ------------     ------------------
Earl Jarred                                298,231                 298,231                0
Mark DeSimone                              231,957                 231,957                0
Jeff Padden                                 66,273                  66,273                0
Jock Patton                                 66,273                  66,273                0
Digital Dream Studios Co. Ltd.             116,708                 116,708                0
Tony Stutterheim                            33,137                  33,137                0
Bruce Hall                                  17,165                   6,371           10,794
Richard Baltman                              8,196                   4,598            3,598
Comerica Incorporated                        5,721                   5,721                0
William Morris Agency, Inc.                 28,934                  28,934                0

        TOTAL                              872,595                 858,203           14,392


        Mr. DeSimone is the President of the Games Division of Rainbow Multimedia Group, Inc. ("Rainbow"), which we acquired on December 21, 2001, and Mr. Stutterheim is the President of the Animation Division of Rainbow. Both will continue to serve in such capacities. Prior to the acquisition, Messrs. Jarred, Padden and Patton served on Rainbow's board of directors and acted as Chairman, Vice-Chairman and Chief Executive Officer, respectively. Messrs. Jarred, Padden and Patton resigned from their positions upon the consummation of the acquisition. William Morris Agency, Inc. was party to a Finders Fee Agreement with Rainbow, whereby William Morris Agency, Inc. was entitled to receive a percentage of the acquisition consideration.

                              PLAN OF DISTRIBUTION

        The selling shareholders may offer the shares at various times in one or both of the following transactions:

        - through brokers or dealers, acting as principal or agent, in transactions on the NASDAQ National Market or on stock exchanges in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or otherwise; and/or

        - directly, or indirectly through brokers or agents, in private sales at negotiated prices.

        This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution.

        In connection with the distribution of the shares or otherwise, the selling shareholders may:

        - enter into hedging transactions with broker-dealers or other financial institutions; in connection with such transactions, broker-dealers or other financial institutions may engage in short sales of common stock in the course of hedging the positions they assume with a selling shareholder;

        - sell common stock short and redeliver the shares to close out such short positions; and/or

        - enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of the shares; those broker-dealers or other financial institutions may resell the shares pursuant to this prospectus, as supplemented or amended to reflect such transaction.

        The selling shareholders may from time to time transfer shares to a donee, successor or other person other than for value, and such transfers will not be made pursuant to this prospectus. To the extent permitted by applicable law, this prospectus covers sales by such transferee. We may in our discretion supplement or amend this prospectus to include such transferee as an additional named selling shareholder.

        In effecting sales of the shares, brokers or dealers engaged by a selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive compensation in the form of commissions or discounts from a selling shareholder and may receive a commission from the purchasers of the shares for whom such broker-dealers may act as agents, all in amounts to be negotiated.

        The selling shareholders and all dealers or agents, if any, who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Any profit on the sale of such shares by such shareholder, and all discounts, commissions or concessions received by such dealers or agents, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

        Upon being notified by a selling shareholder that any agreement or arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering or secondary distribution or a purchase by a broker-dealer, to the extent required by applicable law we will distribute a supplement to this prospectus.

        Shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

        We have agreed to bear the expenses of registration of the shares and other costs and expenses incurred by the selling shareholders in connection with the sale of the shares. However, we will not pay any discounts, commissions or fees of selling brokers or similar securities industry professionals and any fees and expenses of counsel and accountants for the selling shareholders.

                                LEGAL PROCEEDINGS

        We and certain of our officers and directors are defendants in a class action lawsuit filed in the United States District Court for the Central District of California entitled In re THQ Inc. Securities Litigation, Master File No. CV-00-1783-AHM. On December 20, 2000, the court dismissed this action with prejudice as to all of the defendants. On April 23, 2001, the United States District Court for the Central District of California modified its December 20, 2000 order and permitted plaintiffs to file a third amended complaint on that date. Defendants have filed an answer denying all of the material allegations of the third amended complaint and asserting legal and factual defenses. The third amended complaint alleges that defendants violated Rule 10b-5 and Section 20(a) of the Securities Exchange Act of 1934, including allegations that defendants manipulated the company's stock price; distributed false and misleading information concerning revenue recognition, forecasts and earnings estimates; selectively disclosed material information; and engaged in insider trading. The complaint seeks an unspecified amount in damages. The plaintiffs are purported investors who purchased shares of our common stock from October 26, 1999 through May 24, 2000. The lawsuit is in the discovery phase and a trial date of November 12, 2002 has been set. We and all of the individual defendants have taken the position that this lawsuit is without merit. At this early stage, however, we cannot predict the likely outcome of this litigation. See "Risk Factors -- Negative developments with respect to our current class action lawsuit could harm us."

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the shares have been passed upon for us by Sidley Austin Brown & Wood LLP, Los Angeles, California. Attorneys at Sidley Austin Brown & Wood LLP participating in matters for us own approximately 2,000 shares of our common stock.

                                     EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth an itemized statement of all fees and expenses in connection with the distribution of the securities being registered pursuant to this Registration Statement, all of which fees and expenses will be paid by the Registrant:


Securities and Exchange Commission registration fee ...      $ 3,415.00
Accountants' fees and expenses ........................      $ 5,000.00
Legal fees and expenses ...............................      $10,000.00
Miscellaneous .........................................      $ 1,000.00
      Total ...........................................      $19,415.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the Delaware General Corporation Law, directors and officers, as well as other employees or persons, may be indemnified against judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, i.e., a "derivative action"), and against expenses (including attorney's fees) in any action (including a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. However, in the case of a derivative action, a person cannot be indemnified for expenses in respect of any matter as to which the person is adjudged to be liable to the corporation unless and to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

        Delaware law also provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action or matter, the corporation must indemnify such party against expenses (including attorneys' fees) actually and reasonably incurred by such party in connection therewith.

        Expenses incurred by a director or officer in defending any action may be paid by a Delaware corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such party is not entitled to be indemnified by the corporation.

        The Delaware General Corporation Law provides that the indemnification and advancement of expenses provided thereby are not exclusive of any other rights granted by bylaws, agreements or otherwise, and provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person, whether or not the corporation would have the power to indemnify such person under Delaware law.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

        Brian J. Farrell, the President, Chief Executive Officer and Chairman of our board of directors, and Jeffrey C. Lapin, the Chief Operating Officer and Vice Chairman of our board of directors have entered into employment agreements with us pursuant to which we have agreed to indemnify Messrs. Farrell and Lapin for losses, liabilities, damages and expenses incurred as a result of their acting on behalf of the Company, subject to certain conditions and limitations.

ITEM 16. EXHIBITS

        The following exhibits are filed herewith:


Exhibit
Number         Description
-------        -----------
4              Amended and Restated Rights Agreement, dated as of August 22,
               2001 between the Registrant and Computershare Investor Services,
               LLC, as Rights Agent (incorporated by reference to Exhibit 1 to
               Amendment No. 2 to the Registrant's Registration Statement on
               Form 8-A (File No. 001-15959), filed on August 28, 2001).

4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registrant's
               Registration Statement on Form S-3 filed on January 9, 1998 (File
               No. 333-32221) (the "S-3 Registration Statement")).

4.2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 1 to the
               S-3 Registration Statement).

4.3 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).

4.4            Amended and Restated Bylaws (incorporated by reference to Exhibit
               3 to the Registrant's Current Report on Form 8-K, dated June 22,
               2000).

4.5            Certificate of Designation of Series A Junior Participating
               Preferred Stock of THQ Inc. (incorporated by reference to Exhibit
               A to Exhibit 1 of Amendment No. 2 to the Registrant's
               Registration Statement on Form 8-A filed on August 28, 2001 (File
               No. 001-15959)).

4.6            Amendment to Certificate of Designation of Series A Junior
               Participating Preferred Stock of THQ Inc. (incorporated by reference to Exhibit 3.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001.

5              Opinion of Sidley Austin Brown & Wood LLP.

23.1           Consent of Deloitte & Touche LLP.

23.2           Consent of Sidley Austin Brown & Wood LLP (included in Exhibit
               5).

24             Power of Attorney (set forth on the signature page hereto).


ITEM 17. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b) The undersigned Registrant hereby further undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230-424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (c) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d) The undersigned Registrant further undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for Filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California on the 22nd day of January 2002.

                          THQ Inc.

                          By: /s/  Fred A. Gysi
                              --------------------------------
                              Fred A. Gysi
                              Chief Financial Officer, Senior Vice President -- Finance and Administration, Treasurer
                              and Secretary

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian J. Farrell and Fred A. Gysi, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                         Title                             Date
---------                         -----                             ----
/s/ Brian J. Farrell
--------------------------------  Chairman of the Board of          January 22, 2002
Brian J.  Farrell                 Directors, President and
                                  Chief Executive Officer
                                  (Principal Executive Officer)

/s/ Lawrence Burstein
--------------------------------  Director                          January 22, 2002
Lawrence Burstein

/s/ Jeffrey C. Lapin
--------------------------------  Vice Chairman of the Board of     January 22, 2002
Jeffrey C.  Lapin                 Directors and Chief Operating
                                  Officer

/s/ James L. Whims
--------------------------------  Director                          January 22, 2002
James L.  Whims

/s/ L. Greg Ballard
--------------------------------  Director                          January 22, 2002
L.  Greg Ballard

/s/ Fred A. Gysi
--------------------------------  Senior Vice President --          January 22, 2002
Fred A.  Gysi                     Finance and Administration,
                                  Chief Financial Officer and
                                  Secretary (Principal
                                  Financial Officer and
                                  Principal Accounting Officer)

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER         EXHIBIT DESCRIPTION                                                   SEQUENTIAL PAGE NUMBER
-------        -------------------                                                   ----------------------
4              Amended and Restated Rights Agreement, dated as of August 22,
               2001 between the Registrant and Computershare Investor Services,
               LLC, as Rights Agent (incorporated by reference to Exhibit 1 to
               Amendment No. 2 to the Registrant's Registration Statement on
               Form 8-A (File No. 001-15959), filed on August 28, 2001).

4.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Post-Effective Amendment No. 1 to the Registrant's
               Registration Statement on Form S-3 filed on January 9, 1998 (File
               No. 333-32221) (the "S-3 Registration Statement")).

4.2 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Post-Effective Amendment No. 1 to the
               S-3 Registration Statement).

4.3 Amendment to Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2001).

4.4            Amended and Restated Bylaws (incorporated by reference to Exhibit
               3 to the Registrant's Current Report on Form 8-K, dated June 22,
               2000).

4.5            Certificate of Designation of Series A Junior Participating
               Preferred Stock of THQ Inc. (incorporated by reference to Exhibit
               A to Exhibit 1 of Amendment No. 2 to the Registrant's
               Registration Statement on Form 8-A filed on August 28, 2001 (File
               No. 001-15959)).

4.6            Amendment to Certificate of Designation of Series A Junior
               Participating Preferred Stock of THQ Inc. (incorporated by reference to Exhibit 3.6 to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001).

5              Opinion of Sidley Austin Brown & Wood LLP.

23.1           Consent of Deloitte & Touche LLP.

23.2           Consent of Sidley Austin Brown & Wood LLP (included in Exhibit
               5).                                                                              *

24             Power of Attorney (set forth on the signature page hereto).                      *


*       Not Applicable